Bank of America Corporation and Subsidiaries

Ratio of Earnings to Fixed Charges and Preferred Dividends         Exhibit 12(b)

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
                                                                                 Year Ended December 31
                                                             ---------------------------------------------------------------
(Dollars in millions)                                            1999        1998         1997         1996          1995
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
Excluding interest on deposits
Income before income taxes                                     $12,215     $  8,048     $10,556      $9,311        $ 8,377
Less: Equity in undistributed losses (earnings)
 of unconsolidated subsidiaries                                   (167)         162         (49)         (7)           (19)
Fixed charges:
 Interest expense (including capitalized interest)              10,084        9,479       8,219       7,082          6,354
 1/3 of net rent expense                                           342          335         302         282            275
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   Total fixed charges                                          10,426        9,814       8,521       7,364          6,629
Preferred dividend requirements                                     10           40         183         332            426
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Earnings (excluding capitalized interest)                      $22,474     $ 18,024     $19,028      $16,668       $14,987
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Fixed charges and preferred dividends                          $10,436     $  9,854     $ 8,704      $7,696        $ 7,055
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Ratio of earnings to fixed charges and preferred dividends        2.15         1.83        2.19        2.17           2.12
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Including interest on deposits
Income before income taxes                                     $12,215     $  8,048     $10,556      $9,311        $ 8,377
Less: Equity in undistributed losses (earnings)
 of unconsolidated subsidiaries                                   (167)         162         (49)         (7)           (19)
Fixed charges:
 Interest expense (including capitalized interest)              19,086       20,290      18,903      16,682         16,369
 1/3 of net rent expense                                           342          335         302         282            275
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   Total fixed charges                                          19,428       20,625      19,205      16,964         16,644
Preferred dividend requirements                                     10           40         183         332            426
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Earnings (excluding capitalized interest)                      $31,476     $ 28,835     $29,712      $26,268       $25,002
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Fixed charges and preferred dividends                          $19,438     $ 20,665     $19,388      $17,296       $17,070
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Ratio of earnings to fixed charges and preferred dividends        1.62         1.40        1.53        1.52           1.46
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